Peter Barker
via ForgeRock, Inc.

Dear Peter,
This letter agreement (the “Agreement”) is entered into between Peter Barker (“you”) and ForgeRock, Inc. (“ForgeRock” or “we”), effective as of the date signed below (the “Effective Date”), to confirm the terms and conditions of your employment with the Company.

1.Title/Position. You will continue to serve as ForgeRock’s EVP & Chief Product Officer. You also will continue to report to the Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned. By signing this Agreement, you confirm that you continue to have no contractual commitments or other legal obligations that would prohibit you from performing your duties for ForgeRock.

2.Base Salary. Your annual base salary is $428,464, which is payable, less any applicable withholdings, in accordance with ForgeRock’s normal payroll practices. Your annual base salary is subject to review and adjustment from time to time by our Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

3.Annual Bonus. You have the opportunity to earn a target annual cash bonus equal to $214,232, based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

4.Equity Awards. You will continue to be eligible to receive equity awards pursuant to any plans or arrangements ForgeRock may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the term of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Your equity awards outstanding as of the Effective Date will continue in effective on their existing terms.

5.Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by ForgeRock for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. ForgeRock reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.Severance. You are a participant in ForgeRock’s Change in Control and Severance Policy (the “CIC/Severance Policy”). The CIC/Severance Policy and the participation agreement under the CIC/Severance Policy that you signed specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with ForgeRock.

7.Confidentiality Agreement. The employment relationship between you and the company will also be governed by ForgeRock’s general employment policies and practices, which may be in effect from time to time, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this letter differ from or are in conflict with ForgeRock’s general employment practices or policies, this letter will control. ForgeRock has a firm policy against its employees using any trade secrets or other proprietary information of third parties in the course of performing their duties for the company. During your employment with ForgeRock, you may not disclose to ForgeRock or use, or induce ForgeRock to use, any trade secrets or other proprietary information of others, including your prior employer. To protect the interests of ForgeRock, your acceptance of this Agreement confirms that the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you previously signed with ForgeRock (the “Confidentiality Agreement”) still applies.

8.At-Will Employment. ForgeRock is an “at-will” employer. That means that both you and the company have the right to terminate your employment at any time, with or without advance notice, and for any reason, with or without cause, or for no reason at all. Likewise, the terms of your employment may be altered at any time (including changes in your duties, changes in your pay and demotions), with or without cause, at the discretion of ForgeRock. This paragraph is intended to be the complete and final statement regarding the circumstances under which your employment may be terminated, which means that it supersedes any prior agreements or representations. If this paragraph conflicts with any practice or policy of ForgeRock, now or in the future, the terms of this paragraph will control. This at-will nature of your employment cannot be altered except by a written agreement signed by you and an officer of ForgeRock.

9.Miscellaneous. This Agreement, together with the Confidentiality Agreement, the CIC/Severance Policy and any outstanding equity awards granted to you by ForgeRock and the applicable award agreements thereunder, constitute the entire agreement between you and ForgeRock regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and ForgeRock. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of ForgeRock.

[Signature page follows]

To confirm the terms and conditions of your employment with ForgeRock, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,
FORGEROCK, INC.

By:	/s/ Fran Rosch
Fran Rosch, Chief Executive Officer

Agreed to and accepted:
/s/ Peter Barker
Peter Barker
Dated: 3/7/2022